PORTAL SERVICES AGREEMENT

     This Portal Services Agreement (this "Agreement") is entered into as of June 18, 1999 (the "Effective Date"), by and between Inktomi Corporation, a Delaware corporation with its principal place of business at 1900 South Norfolk Street, Suite 310, San Mateo, California, 94403 ("Inktomi") and BeFirst Internet Corporation, a Delaware corporation, with its principal place of business at 121 West 27th Street, Suite 903, New York, New York 10001 ("Customer").

                                    RECITALS

     A. Inktomi utilizes its technology to provide a variety of services including without limitation those described on exhibits to this Agreement.

     B. Customer desires to retain Inktomi to provide certain of Inktomi's services to Customer in accordance with the terms and conditions of this Agreement.

     NOW THEREFORE, Inktomi and Customer agree as follows:

                                    AGREEMENT

     In consideration of the foregoing and the mutual promises contained herein the parties agree as follows:

     1. Definitions. For purposes of this Agreement, in addition to the other terms defined elsewhere in this Agreement. the following terms shall have the meanings set forth below:

          1.1. "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

          1.2. "Inktomi Icon" means an icon to be provided by Inktomi from time to time that indicates that Inktomi's technology is being used.

          1.3. "Inktomi Technology" means the computer software, technology and/or documentation which is supplied by Inktomi for use in or in connection with delivery of a Service, including without limitation all source code and object code therefor and all algorithms, ideas and Intellectual Property Rights therein. The definition of "Inktomi Technology" shall include any supplemented definition set forth in an Exhibit for a Service.

          1.4. "Services" means the various services to be provided by Inktomi for Customer under this Agreement, as more fully described on the Exhibits attached to this Agreement.

          1.5. "Site" means a Web site and/or sites established and maintained by Customer or other authorized entity (to the extent permitted) through which end-users may access a Service as set forth in the Exhibit for such Service.

          1.6."Term" shall have the meaning indicated in Section 9.

          1.7. "Web" means the World Wide Web, containing, inter alia, pages written in hypertext markup language (HTML) and/or any similar successor technology.

          1.8. "Web page" means a document on the Internet which may be viewed in its entirety without leaving the applicable distinct URL address.

          1.9. "Web site" means a collection of inter-related Web pages.

     2. Provision of Services.

          2.1. Services. Subject to the terms and conditions of this Agreement, Inktomi shall provide each Service substantially in accordance with the functionality specifications, performance criteria and limitations specified in the Exhibit applicable to such Service.

          2.2. Additional Services. Upon request, and provided that Customer is current with service fees due under this Agreement, Inktomi may provide Customer additional services in addition to the Services set forth in the applicable Exhibit. Such additional service shall be mutually agreed upon by the parties and shall be set forth, in Inktomi's reasonable discretion, on a written work authorization or an additional Exhibit to this Agreement which in either case has been executed by both parties. Such additional service, if provided pursuant to: (i) a written work authorization shall be provided at Inktomi's then applicable consulting rates and charges, and shall be deemed rendered pursuant to and in accordance with the terms of this Agreement; or (ii) an additional Exhibit shall be provided in accordance with the rates, charges, terms and conditions of such Exhibit and the terms of this Agreement. Any work authorizations issued under this Agreement shall be sequentially numbered.

          2.3. End-User Support. Inktomi, shall provide technical support for a Service to the extent set forth in the Exhibit applicable to such Service. Except as set forth in such Exhibit, Customer, at its own expense, shall provide all support of the Site.

          2.4. Nonexclusive Services. Customer understands that Inktomi will provide the Services on a nonexclusive basis. Customer acknowledges that Inktomi has customized and provided, and will continue to customize and provide, its software and technology to other parties for use in connection with a variety of applications, including, without limitation, search engine, e-commerce and communication applications. Nothing in this Agreement be deemed to limit or restrict Inktomi from customizing and providing its software and technology to other parties for any purpose or in any, way, affect the rights granted to such other parties. Inktomi reserves the right to notify other customers of the signing of this Agreement, but agrees not to provide such notice earlier than two (2) weeks before a public announcement by Customer of its business relationship with Inktomi or two (2) weeks before commercial launch of a Service provided by Inktomi under this Agreement. whichever is later. Customer may not make any public announcement involving Inktomi without Inktomi approval.

     3. Intellectual Property Licenses/Ownership.

          3.1. Trademark Licenses. Inktomi hereby grants Customer a nontransferable, nonexclusive license to display the Inktomi Icon solely as required in order to comply with its attribution obligations for each Service. Customer hereby grants to Inktomi a nontransferable, nonexclusive license under Customer's trademarks during the Term to advertise that Customer is using Inktomi's services. Promptly following the Effective Date, each party will provide to the other party its trademark usage guidelines, as such guidelines may be amended from time to time. All uses of trademarks as set forth above shall be in accordance with such guidelines. For uses outside of such guidelines, a party will submit all materials of any kind containing the other party's nonconforming trademarks to the other party before release to the public for inspection, and such other party will have the right to approve or disapprove such material prior to its distribution. Except as set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to one party any right, title or interest in or to the other party's trademarks. All use of Customer trademarks by Inktomi shall inure to the benefit of Customer, and all use of Inktomi trademarks by Customer shall inure to the benefit of Inktomi. At no time during or after the Term shall one party challenge or assist others to challenge the trademarks of the other party (except to the extent such restriction is prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of the other party.

          3.2. Inktomi Technology. As between Customer and Inktomi, Customer acknowledges that Inktomi owns all right, title and interest in and to the Inktomi Technology (except for any software licensed by third parties to Inktomi), and that Customer shall not acquire any right, title, and interest in or to the Inktomi Technology, except as expressly set forth in this Agreement. Customer shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any Inktomi Technology, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation. Customer will not remove, obscure, or alter Inktomi's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within any Inktomi software or documentation.

     4. Warranties and Disclaimer. Each party agrees as follows:

          4.1. Inktomi Warranties. Inktomi warrants that: (i) it has full power and authority to enter into this Agreement: and (ii) it has not previously and will not grant any rights in the Inktomi Technology to any third party that are inconsistent with the rights granted to Customer hereunder, and
     (iii) throughout the Term, each Service provided for Customer and the Inktomi Technology provided in connection with each such Service shall be free of material errors and defects and shall perform substantially in accordance with the performance criteria set forth on the applicable Exhibit for such Service. Inktomi does not warrant that the Services will meet all of Customer's requirements or that performance of the Services will be uninterrupted or error-free. INKTOMI MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT. IN PARTICULAR, INKTOMI MAKES NO WARRANTIES WHATSOEVER REGARDING THE NATURE OF THE MATERIAL CONTAINED IN THE DATABASE AND TO THE MAXIMUM EXTENT PERMITTED BY LAW DISCLAIMS ANY RESPONSIBILITY OR LIABILITY FOR SUCH MATERIAL.

          4.2. Inktomi Obligations. Inktomi's sole obligation under the foregoing warranties is to use reasonable efforts to correct any portion of the Inktomi Technology or its business practices that does not meet the foregoing warranties within a reasonable period of time, and if Inktomi fails to do so, then Customer shall have the right to immediately terminate this Agreement and receive as a sole remedy a refund of all amounts advanced by Customer for the Agreement following the date of such termination.

          4.3.  Customer  Warranties.  Customer  warrants  that: (i) it has full power and authority to enter into this Agreement: (ii) it will seek all necessary governmental approvals required to effectuate this Agreement; and
     (iii) it shall perform the online services provided by Customer through the Site in accordance with all federal. state and local laws, including all professional registration requirements related thereto. CUSTOMER MAKES NO OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

     5. Payments.

          5.1. Fees. Customer shall pay Inktomi fees for each of the Services in accordance with the applicable Exhibit.

          5.2. Records. To the extent applicable for each Service and solely to the extent each party has obligations to make payments to the other party in connection with such Service each party shall: (i) maintain all records relevant to calculating service fees and/or revenues for a Service for a two (2) year period following the year in which any payments pertaining to such service fees and/or revenues were due; and (ii) have the right to examine the other party's records from time to time but no more than once every six (6) months to determine the correctness of any payment made under this Agreement. Such examination shall be conducted at reasonable times during the audited party's normal business hours and upon at least ten (10) business days' advance notice and in a manner so as not to interfere unreasonably with the conduct of the audited party's business. If any such examination indicates that the audited party has underpaid by more than five percent (5%) of the aggregate payments due for the period subject to such examination, the audited party shall reimburse the other party for reasonable costs of such examination.

          5.3. Taxes. Customer shall be responsible for all sales taxes, use taxes, withholding taxes, value added taxes and any other similar taxes imposed by any federal, state, provincial or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon Inktomi's net income. When Inktomi has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by Customer unless Customer provides Inktomi with a valid tax exemption certificate authorized by the appropriate taxing authority.

          5.4. Payment. All fees quoted and payments made hereunder shall be in U.S. Dollars. Customer shall pay all amounts due under this Agreement to Inktomi at the address indicated at the address indicated at the beginning of this Agreement or such other location as Inktomi designated in writing.

     6. Confidentiality.

          6.1.  Definition of  Confidential  Information.  All  information  and documents disclosed or produced by either party in the course of this Agreement which are disclosed in written form and identified by a marking thereon as proprietary, or oral information which is defined at the time of disclosure and confirmed in writing within ten (10) business days of its disclosure, shall be deemed the "Confidential Information" of the disclosing party. Notwithstanding the above, the parties agree that any information (in any form, whether in tangible or Intangible) relating to the Inktomi Technology is considered Confidential Information of Inktomi.

          6.2. Treatment of Confidential Information. Each party agrees to protect the other party's Confidential Information in the same manner as such party protects its own Confidential Information of substantially similar proprietary value, but in no case less than with reasonable care. Each party agrees that it will use the Confidential Information of the other party only for the purposes of this

     Agreement and that it will not divulge, transfer, sell, license, lease, or otherwise disclose or release any such information or documents to third parties, with the exception of: (1) its employees or subcontractors who require access to such for purposes of carrying out such party's obligation hereunder; and (ii) persons who are employed as auditors by a public accounting firm or by a federal or state agency. Each party will use reasonable efforts to advise any person obtaining Confidential Information that such information is, proprietary and to obtain a written agreement obligating such person to maintain the confidentiality of any Confidential Information belonging to the party or its suppliers.

          6.3. No Other Confidential Information. Neither party shall have any obligation under this Section 6 for information of the other party which the receiving party can substantiate with documentary evidence that has been or is: (1) developed by the receiving party independently and without the benefit of information disclosed hereunder by the disclosing party;
     (ii) lawfully obtained by the receiving party from a third party without restriction and without breach of this Agreement; (iii) publicly available without breach of this Agreement; or (iv) known to the receiving party prior to its receipt from the disclosing party.

     7. Indemnification.

          7.1. Inktomi Indemnification. With regard to each Service, Inktomi shall indemnify Customer solely as set forth on the applicable Exhibit for such Service.

          7.2. Customer Indemnification. Customer shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against
     Inktomi: (i) related to the services provided by Customer through the Site or representations, claims or statements pertaining thereto, and (ii) which, if true, would constitute a breach of any warranty, representation or covenant made by Customer under Section 4.3; provided, that, Inktomi promptly notifies Customer in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Customer at Customer's expense and with Customer's choice of counsel. Inktomi shall cooperate with Customer, at Customer's expense, in defending or settling such claim and Inktomi may join in defense with counsel of its choice at its own expense. Customer shall not reimburse Inktomi for any expenses incurred by Inktomi without the prior written approval of Customer.

     8. Limitation of Liability.  TO THE MAXIMUM EXTENT  PERMITTED BY APPLICABLE
LAW, IN NO EVENT WILL THE TOTAL LIABILITY OF INKTOMI AND ITS LICENSORS AND SUPPLIERS ARISING OUT OF THIS AGREEMENT EXCEED THE NET AMOUNT INKTOMI HAS ACTUALLY RECEIVED FROM CUSTOMER UNDER THIS AGREEMENT OVER THE PREVIOUS TWELVE
(12) MONTHS. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, INKTOMI AND ITS LICENSORS AND SUPPLIERS SHALL NOT BE LIABLE FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT IT WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

     9. Term and Termination.

          9.1. Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue in force until the expiration or termination of the last Service.

          9.2. Termination for Breach. Either party may suspend performance of and/or terminate this Agreement if the other party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach.

          9.3. Termination due to Insolvency. Either party may suspend performance and/or terminate this Agreement if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty (60) days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof.

          9.4. Effect of Termination. Upon the termination of this Agreement for any reason: (i) all license rights granted under this Agreement shall terminate; (ii) Customer shall immediately pay to Inktomi all amounts due and outstanding as of the date of such termination; and (iii) each party shall return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party.

          9.5. Survival. In the event of any termination or expiration of this Agreement for any reason, Sections 1, 3, 4, 5.2, 6, 7 (to the extent designated to survive in the applicable Exhibit), 8, 9, 10 and 11 shall survive termination or expiration of this Agreement. Neither party shall be liable to the other party for damages or equitable remedies of any sort resulting solely from terminating this Agreement in accordance with its terms.

          9.6. Remedies. Each party acknowledges that its breach of the confidentiality or service/license restrictions contained herein may cause irreparable harm to the other party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to seek immediately injunctive relief in the event of a breach of such sections by the other party or any of its officers, employees, consultants or other agents.

     10. Miscellaneous.

          10.1. Understanding. Each party acknowledges that it has read this Agreement. understands it and agrees to be bound by it. Each party acknowledges that such party has not been induced to enter into such agreements by any representations or statements, oral or written, not expressly contained herein or expressly incorporated by reference.

          10.2. Notice. Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery, when delivered personally:
     (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

          10.3. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the other party's prior written consent, except to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets, so long as such surviving entity or purchaser shall expressly assume in writing the performance of all of the terms of this Agreement.

          10.4. No Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party.

          10.5. Governing Law. This Agreement will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Except for claims relating to a breach of confidentiality under
     Section 6 or involving Intellectual Property Rights, any dispute or claim arising out of or in connection with this Agreement shall be finally settled by binding arbitration in San Mateo County, California under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having Jurisdiction thereof. In connection with any litigation between the parties hereto arising out of or relating to this Agreement, each party hereto irrevocably consents to the exclusive jurisdiction and venue in the federal and state courts located in San Francisco and/or San Mateo County.

          10.6.   Independent   Contractors.   The   parties   are   independent
     contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

          10.7. Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, telecommunications outages, acts of God, war, governmental action, or any other cause which is beyond the reasonable control of such party.

          10.8. Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.

          10.9. Waiver. The failure of either party to require performance by the other party of any provision shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

          10.10. Conflicts. In the event of a conflict between the terms of this Agreement and an Exhibit attached hereto, the terms of the Exhibit shall prevail.

          10.11. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

          10.12. Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such paragraph, or in any way affect such agreements.

          10.13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

          10.14. Entire Agreement. This Agreement, Exhibits, Attachments and Schedules hereto, constitute the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior or collateral agreements with respect to the subject matter hereof. Any amendments to this Agreement must be in writing and executed by an officer of the parties.

     IN WITNESS WHEREOF, the parties have caused this Portal Services Agreement to be signed by their duly authorized representatives.

BeFirst Internet Corporation                           INKTOMI CORPORATION


By:  /s/ Craig Pisaris Henderson                       By:  /s/ Jerry Kennelly
    -------------------------------                         --------------------

Name:    Craig A. Pisaris Henderson                    Name: Jerry Kennelly
      -----------------------------                          -------------------

Title:   President                                     Title:  CFO
       ----------------------------                           ------------------


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


                                   EXHIBIT A-I
                                     TO THE
                            PORTAL SERVICES AGREEMENT
                  For BeFirst Internet Corporation ("Customer")
                             GENERAL SEARCH SERVICES

Customer's Site or Sites ("Site") shall be designated as follows:

This Exhibit to the Portal Services Agreement (this "Exhibit"), in conjunction with the terms of the Portal Services Agreement (the "Agreement") shall constitute the terms and conditions pursuant to which Inktomi shall provide General Search Services to the Site set forth above:

     1. Definitions. In addition to any terms defined in this Exhibit, the following terms shall have the meanings set forth below. Any other terms not otherwise defined in this Exhibit shall have the meanings prescribed to them in the Agreement.

          1.1. "Affiliate" means with respect to any person or entity, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person or entity. "Control" means the possession of beneficial ownership of more than 50% of the stock or other similar interest entitled to vote for election of the Board of Directors or similar managing authority.

          1.2. "Database" means Inktomi's full text index database of Web pages accessible by end users of the Site at any given time. The Database includes the "General Search Database."

          1.3. "Search Database" is the database maintained as part of the General Search Services described on Attachment A to this Exhibit.

          1.4. "General Search Services" means the Internet Search Engine services to be provided by Inktomi for Customer under this Exhibit, as more fully described on Attachment A to this Exhibit.

          1.5. "Inktomi Data Protocol" means the written specification on how an Interface communicates and interacts with the Inktomi Search Engine.

          1.6. "Inktomi Search Engine" means Inktomi's current Search Engine as of the Effective Date as the same may be: (i) updated as provided on
     Schedule 1 to the Agreement; and (ii) otherwise updated, upgraded, modified, changed, or enhanced by lnktomi from time to time at its sole discretion. The Inktomi Search Engine does not and will not include features, options and modules developed and customized specifically for third parties and provided to such third parties on an exclusive basis, or features, options, modules and future products which Inktomi licenses or provides separately.

          1.7. "Inktomi Technology" means the lnktomi Search Engine, the Inktomi Data Protocol, the Interface Construction Tools and all other computer software, technology and/or documentation which is supplied by Inktomi for use in or in connection with delivery of the General Search Services, including, without limitation, all source code and object code therefor and all algorithms, ideas and Intellectual Property Rights therein.


                                      A1-1

          1.8. "Interface" means the editorial and graphical content and design of the Web pages served to end users of the Site, including without limitation all Search Pages, Results Pages, instruction pages, frequently asked questions pages and any Site end user terms and guidelines.

          1.9. "Interface Construction Tools" means all software tools, if any, in object code form, provided by Inktomi to assist Customer to build the Interface to the Inktomi Search Engine, including without limitation Inktomi's application server currently known as Forge.

          1.10. "Results Pages" means all Web pages displaying search results presented to endusers directly as a result of accessing the query mechanisms of the Inktomi Search Engine.

          1.11. "Results Set" means a set of results consisting of between zero and one hundred records presented in response to a search query.

          1.12. "Search Engine" means computer software which crawls the Internet, downloads and analyzes text and other data, sorts and organizes the data, creates an index of accessible data, and after receiving a particular search request (in the form of a word query), locates material accessible in the database, and presents the results of the search.

          1.13. "Search Pages" means all Web pages which enable end users of the Site to initiate and send search queries to the Inktomi Search Engine.

          1.14. "Usage Data" means the demographic, psychographic, statistical and other end user data generated by operation of the lnktomi Search Engine in connection with the search services provided by Customer to end users of the Site, including without limitation all end user "click through" information, but excluding Web usage data generated by the Database.

     2. Provision of General Search Services: Site Implementation.

          2.1. General Search Services and Site Implementation. Subject to the terms and conditions of this Exhibit and the Agreement, Inktomi shall provide the General Search Services to Customer for use in the Site, such services to be provided substantially in accordance with the functionality specifications, performance criteria and limitations specified on Attachment A to this Exhibit. Inktomi, at its own expense, shall provide all data transmission capacity (bandwidth), diskstorage, server capacity and other hardware and software required to run the lnktomi Search Engine and maintain the Database. Customer, at its own expense, shall create the Interface to the Inktomi Search Engine for the Site, and shall provide all disk storage, server capacity and other hardware and software required to run and maintain the Site and the Interface, and to serve advertisements on the Interface. Inktomi shall provide reasonable assistance (through telephone, e-mail, the Web, or fax) to Customer during regular business hours regarding development of the Interface and integration of the same with the Inktomi Search Engine. Customer, at its own expense, shall provide all data transmission capacity (bandwidth) required to connect to and receive information from the Inktomi Search Engine. Customer may only utilize the General Search Services in conjunction with search services provided by Customer to end users of the Site, and Customer shall have no right to provide, distribute, resell or provide services based on the General Search Services or any information (including Results Sets) generated therefrom to any other third party. Customer may not cache Results Sets or any other information obtained from the Inktomi databases without the prior written consent of Inktomi, which will not be unreasonably withheld or delayed; and if Customer wishes to begin such caching, Inktomi and Customer will First agree on appropriate Customer reporting requirements to ensure proper accounting of payments hereunder.


                                      A1-2

          2.2. Test Cluster. During the development period for the Interface, Customer shall only have access through the Inktomi Data Protocol to a non-production version of the Inktomi Search Engine (the "Test Cluster"). Upon completion of the Interface and all desired testing against the Test Cluster, Customer shall present the Interface to Inktomi for review and testing against the production version of the Inktomi Search Engine. Inktomi shall promptly notify Customer of any problems or issues discovered by Inktomi regarding the Interface. Once cleared by Inktomi, Inktomi shall provide access to Customer to the production version of the Inktomi Search Engine. Customer may run reasonable tests against the Test Cluster and the production version of the Inktomi Search Engine, provided however that Customer may not conduct any load testing (prior to commercial launch of its search service) without the prior consent of Inktomi. Load testing as used herein means the generation and delivery of more than five queries per second. There shall no service fee payable by Customer for searches run against the Test Cluster.

          2.3. Delivery of Materials. Promptly following execution of this Exhibit, Inktomi shall provide the Inktomi Data Protocol and the Interface Construction Tools to Customer, which Customer may use solely in strict compliance with the terms of Section 4.

          2.4. Technical Support. Inktomi, at its own expense, shall provide second level technical support services to Customer regarding the operation of the Inktomi Search Engine. Such support services will be provided as set forth on Schedule 1 of the Agreement.

     3. Customer Obligations.

          3.1. Technical Support. Except as set forth in Section 2.4, Customer at its own expense shall provide all support including, without limitation, first level Customer Support services to end-users of the Site.

          3.2. Attribution. All Search Pages and Results Pages shall conspicuously display an icon to be provided by Inktomi (the "Inktomi Icon") that indicates that Inktomi's technology is being used. The Inktomi Icon shall measure at least 41 x 126 pixels and shall provide a link to a page of Inktomi's choice on Inktomi's Web site located at www.Inktomi.com. The placement of the Inktomi Icon on the Web page shall be at Customer's discretion.

     4. Intellectual Property Licenses/Ownership.

          4.1. Inktomi Data Protocol. Inktomi grants to Customer a nontransferable, nonexclusive license during the Term (as defined below) to use the Inktomi Data Protocol and the Interface Construction Tools solely to create and maintain the Interface to the Inktomi Search Engine for the Site. The license granted hereunder shall include the right to use the Interface Construction Tool or to develop an Interface to the Inktomi Search Engine for to Sites of Service Recipients.

          4.2. Interface. As between Inktomi and Customer, Inktomi acknowledges that Customer owns all right, title and interest, including without limitation all Intellectual Property Rights, in and to the Interface (except for any software licensed by third parties to Customer and except for editorial content regarding the use and functionality of the Inktomi Search Engine provided by Inktomi to Customer for incorporation into the Site, which content shall be and remain Inktomi Technology), and that Inktomi shall not acquire any right, title or interest in or to the Interface, except as expressly set forth in this Exhibit or the Agreement.


                                      A1-3

          4.3. Usage Data. The Usage Data belongs to Customer, provided however that lnktomi shall have the right, during the term of this Agreement, to use and redistribute the Usage Data solely for the purpose of billing Customer for the queries and for ascertaining trends and demographic preferences which can be used for targeting certain marketing campaigns at end users.

     5. Payment.

          5.1. Service Fees. Customer shall pay Inktomi service fees in the amount and on terms specified on Schedule 2 of the Agreement.

          5.2. Records. For purposes of fulfilling its obligations under Section
     5.2 of the Agreement, Customer shall keep complete and accurate records pertaining to the number of Results Sets served during the applicable period.

     6. Indemnification. Inktomi shall defend and/or settle, and pay damages awarded pursuant to any third party claim brought against Customer alleging the software comprising the Inktomi Search Engine improperly includes any third party copyrighted subject matter, third party patented subject matter or third party trade secrets, provided that Customer promptly notifies Inktomi in writing of any such claim and promptly tenders the control of the defense and settlement of any such claim to Inktomi at Inktomi's expense and with Inktomi's choice of counsel. Customer shall cooperate with Inktomi, at Inktomi's expense, in defending or settling such claim and Customer may join in defense with counsel of its choice at its own expense. Inktomi shall not reimburse Customer for any expenses incurred by Customer without the prior written approval of Inktomi. The indemnification obligation set forth in this Section 6 shall terminate upon the expiration or termination of the General Search Services provided pursuant to this Exhibit.

     7. Term. The term of this Exhibit (the "Term") shall commence upon the Effective Date and shall continue in force for a period of three (3) years, thereafter unless otherwise terminated in accordance with the terms of the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Exhibit to the Agreement to be signed by their duly authorized representatives.

BeFirst Internet Corporation                           INKTOMI CORPORATION


By: /s/ Craig Pisaris Henderson                        By: /s/ Jerry Kennelly
    -----------------------------                          ---------------------

Name: Craig A. Pisaris Henderson                       Name:  Jerry Kennelly
      ---------------------------                            -------------------

Title: President                                       Title:  CFO
       --------------------------                             ------------------


                                      A1-4

                                  ATTACHMENT A
                                       TO
                                   EXHIBIT A-1
                             GENERAL SEARCH SERVICES

Capitalized terms not otherwise defined in this Attachment shall have the meanings prescribed to them in the corresponding Exhibit to which this Attachment is attached or the Portal Services Agreement to which such Exhibit and Attachment are attached.

General Search Services

     Inktomi will use the Inktomi Search Engine and its own editorial discretion to crawl the Internet, download and analyze text and other data, sort and organize the data, create an index of accessible data, and, after receiving a particular search request from an end user (in the form of a word query), locate material accessible in the General Search Database, and present the results of the search to the end user. Inktomi will serve end user search queries out of one or more of its search engine data centers at Inktomi's discretion. The functionality specifications and performance criteria applicable to such services are as follows:

     Functionality Specifications:

     lnktomi will operate the lnktomi Search Engine so as to enable end users of the Site to run queries against the General Search Database with the following functionality:

     o Ability to search by keyword, file type, domain (up to three levels), document title, modification dates, document contents, depth and metaword

     o Ability to search by full text and phrase, and search with Boolean operators (including AND, NOT and OR). Default search, barring user modification at query time by the end user, will be AND.

     o Search on included object, covering the following objects: Acrobat, Java applets, active x controls, audio, plugins, Flash, form, frame, image, script, Shockwave, table, video and vrml

     o    Search on included file type, by file extension

     o    Search on specific script language, covering Javascript and Vbscript

     o    Limit search to words in the HTML "title" field

     o    Grammatical stemming

     o    Search by language

     o    Case sensitivity support

     o    Pornography filtration

     o Ability to selectively control the size of each Results Set (0-10 records, 11-20 records, 21-30 records, 31-50 records, 51-75 records, 76-100 records)

     Performance Criteria

     o    Size of Database            - Minimum  54  million  documents  for all
                                        queries and a minimum of 110 million documents that may be accessed for up to 20% of daily queries


                                      AA1-1

     o    Database Freshness          - Objective is minimum 13 updates per year
                                        (approximately every 4 weeks, may vary depending on operational circumstances)

     o    Uptime/Downtime             - Minimum  99% uptime (1%  downtime)  over
                                        monthly windows. Downtime = any 1 minute period in which Inktomi Search Engine processes no requests.

     o    Query/Response Speed        - Average speed <= 750 milliseconds

Reports

     Once a month, Inktomi will provide standard crawl and uptime reports to Customer for the General Search Services.

Production Schedule

     Customer will begin work on constructing the Interface, and Inktomi will begin work on tuning its Search Engine to provide the services set forth herein promptly, upon execution of the Exhibit. Both parties will use commercially reasonable efforts so that the General Search Services are available to Customer for use in the Site within thirty (30) days following the Effective Date.


                                      AA1-2

                                   SCHEDULE 1
                                     TO THE
                            PORTAL SERVICES AGREEMENT

                             SUPPORT GUIDELINES FOR
                                 GENERAL SEARCH

Definitions.

          (a) Hours of Operation. Inktomi will provide Customer with 7 x 24 support as set forth herein.

          (b) Problem. Any error, bug, or malfunction that makes any feature of the Inktomi Search Engine perform unpredictably or to otherwise become intermittently unavailable, or that causes the Inktomi Search Engine to have a material degradation in response time performance.

          (c) Severe Problem. Any error, bug, or malfunction that causes the Inktomi Search Engine to become inaccessible to Customer and its Site end users, or that causes any feature of the Inktomi Search Engine to become continuously unavailable.

          (d) Enhancement Request. A request by Customer to incorporate a new feature or enhance an existing feature of the Inktomi Search Engine.

          (e) Fix. A correction, fix, alteration or workaround that solves a Problem or a Severe Problem.

1.   Contact points.

          (a) Customer Technical Support Personnel. Customer will designate no more than three Customer employees as qualified to contact lnktomi for technical support.

          (b) Inktomi Technical Support Personnel. Inktomi will ensure that its Technical Support Personnel are adequately trained to provide technical support to Customer. Inktomi will provide Customer with a web interface or an email address (the "Support Address"), as well as an email pager address (the "Support Page") for contacting the Inktomi Technical Support Personnel no later than one week prior to the Launch Date. Inktomi will also provide
               Customer with contact information for executive escalation personnel no later than one week prior to the Launch Date. Inktomi may change its designated Technical Support Personnel and executive escalation personnel at its discretion with reasonable notice to Customer.

2.   Support procedures.

          (a) All Problems reported by Customer Technical Support Personnel to Inktomi must be submitted via web site or email to the Support Address.

          (b) If Customer believes it is reporting a Severe Problem, Customer will accompany its email request with a page via the Support Pager.


                                      S1-1

          (c) Upon receiving a report from Customer, Inktomi will determine whether the request is a Problem, a Severe Problem, or an Enhancement Request. Inktomi will respond to the request and use reasonable commercial efforts to provide a Fix as described in the support table set forth below.

          (d) Inktomi will use commercially reasonable efforts to inform Customer Technical Support Personnel of Fixes.

3.   Support levels.

          (a) Customer will provide technical support to end users of the Sites who email or otherwise contact Customer directly with questions about the Sites. Customer will use its commercially reasonable efforts to Fix any Problems without escalation to Inktomi.

          (b) Inktomi will provide the following technical support solely to Customer Technical Support Personnel:

=============================================================================================================================
                                                               Target response
Receipt of email                Type of email                  Time from email                 Target Fix Time and
request                         request                        receipt                         Reporting
-----------------------------------------------------------------------------------------------------------------------------
During business hours           Problem                        Within one business             Commercially
or other times                                                 day                             reasonable best
                                                                                               efforts with weekly
                                                                                               status reports to
                                                                                               Customer
-----------------------------------------------------------------------------------------------------------------------------
During the hours                Severe Problem                 Within two hours                Commercially
between 6:00 a.m.                                                                              reasonable best
and 9:00 p.m. Pacific                                                                          efforts with daily
time                                                                                           status reports to
                                                                                               Customer
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
During other times              Severe Problem                 Within four hours               Commercially
                                                                                               reasonable best
                                                                                               efforts with daily
                                                                                               status reports to
                                                                                               Customer
-----------------------------------------------------------------------------------------------------------------------------
During business hours           Enhancement Requests           Within five business            At Inktomi's
or other times                                                 days                            discretion
=============================================================================================================================


                                      S1-2

          (c) In the event Inktomi does not respond to Customer within the target response time from email receipt set forth above, then Customer may contact the following Inktomi executive escalation personnel in order:

               Steve Crusenberry    -     Search Engine Technical Operations
               Troy Toman           -     Director of Partner Services
               Alex Edelstein       -     General Manager, Search Business Unit
               Dick Pierce          -     Vice President Marketing
               Dave Peterschmidt    -     CEO


                                      S1-3

                                   SCHEDULE 2
                                     TO THE
                            PORTAL SERVICES AGREEMENT

                                  SERVICE FEES

     1. Information Service Fee. Customer shall pay Inktomi a base information services fee of $50,000 per year. For the first year under the Agreement, the base information services fee shall be paid as follows: 1/4 of the fee shall be paid within thirty (30) days of execution of the Agreement and 1/4 of the fee shall be paid on the last day of each full calendar quarter thereafter. For subsequent years, the base information services fee shall be paid in equal monthly installments on the last day of each month.

     2. Per Search Query Service Fee. In addition to the information service fees set forth above, Customer shall pay Inktomi monthly per-query service fees based on the total number of Results Sets served during the month for search queries. These fees equal:

     (A) the total number of Results Sets served during the month divided by the total number of days in such month ("Average Daily Results Sets Served").

     (B) multiplied and added in accordance with the following graduated schedule

     For the first 500,000 Average Daily
       Results Sets Served                   $.0034 per Results Sets Served
     For the next 500,000 Average Daily
       Results Sets Served                   $.0032 per Results Sets Served
     For all Average Daily
       Results Sets Served over 1 million    $.0030 per Results Sets Served

     (C)  multiplied by the total number of days in such month.

     (D)  The Average Daily Result Set shall consist of 20 results per set.

     The total per-query service fees payable by Customer shall not be less than $130,000 for the first Year of the Term: $150,000 for the second Year of the Term; and $170,000 for the third year of the Term. For the first year under the Agreement, this minimum shall be paid as follows: 1/4 of the annual minimum fee shall be paid within seven (7) days of execution of the Agreement and 1/4 of the fee shall be paid on the last day of each full calendar quarter thereafter. For subsequent years, the annual per-query minimums shall be paid in equal monthly installments on the last day of each month. All such minimum payments shall be credited against monthly per-query service fees otherwise due and payable.

     3. All Services. The service fees set forth above are for General Search Services provided by Inktomi as such Services are contemplated in the applicable Exhibit. The total aggregate annual minimum fees due to Inktomi as set forth above, shall be $180,000 for the first year of the Term, $200,000 for the second year of the Term; and $220,000 for the third year of the Term.


                                      S1-4